Exhibit 99.1

FOR IMMEDIATE RELEASE	News Release

For More Information:
Joe Moss	Andy Mus
Appalachian Bancshares	Marsh Communications
706-276-8156	404-327-7662
jtmoss@acbanks.net	amus@marshcomm.net

Appalachian Community Bank Launches Service in
Murray County, Georgia

Bank Opens Loan Production Office in Chatsworth, Ga.,
and Plans Full-Service Branch Location in Eton, Ga.

ELLIJAY, Ga., April 7, 2006 - Appalachian Bancshares Inc. (Nasdaq:APAB) today announced that its subsidiary Appalachian Community Bank has expanded service to the communities in Murray County, Ga., with the opening of a loan production office in Chatsworth. The office will be located at 915 North Third Avenue.
The bank also plans to file applications with the Georgia Department of Banking and Finance and the Federal Deposit Insurance Corporation to convert the Chatsworth office into a full-service branch, and open another full-service branch in Eton, Ga., on Highway 411 North at Petty Drive to serve the surrounding communities.
The new loan production office offers a broad spectrum of commercial and consumer lending products, including commercial real estate loans, construction loans, permanent financing, and conventional and FHA mortgage loans.
Tabitha Hammontree and Jason Ridley, both natives of Chatsworth, will coordinate the initial efforts of the loan production office. Hammontree, who has more than 11 years of banking experience, most recently as a branch manager for Dalton Whitfield Bank, will serve as a mortgage originator. Ridley, who has 4 years of banking experience, will head the business development efforts in Chatsworth. He will extend full-service banking services to customers in Murray County by traveling between customer locations and existing Appalachian Community Bank branches.

“The opening of a loan production office in Chatsworth, located just 25 miles from our Ellijay offices, complements our existing footprint and is a significant step in our overall growth plan,” said Tracy R. Newton, chief executive officer. “The growth in population and economic activity has been robust in Murray County. We look forward to being a strong supporter of the local communities, building long-lasting relationships with the people and businesses in the area. As with our existing markets, we will provide Murray County with a wide range of quality banking services, local decision-making and a high level of personalized service through local bank employees and a local advisory board.”
Appalachian Community Bank also will add automated teller machines (ATMs) in Chatsworth and Eton for account access and deposit-taking. Pending approval and construction of a new Appalachian Community Bank branch in Eton, the bank’s locations in nearby Ellijay and East Ellijay will meet customers’ full-service banking needs.
About Appalachian Bancshares Inc.
Appalachian Bancshares Inc., based in Ellijay, Ga., is the holding company of Appalachian Community Bank, a state-chartered bank organized under the laws of the State of Georgia. Appalachian Community Bank also operates under the trade name of Gilmer County Bank. Appalachian Bancshares Inc., has assets of $592.6 million and through Appalachian Community Bank provides a full range of community banking services to individuals, small and medium-sized businesses, real estate developers, contractors and farmers, through its North Georgia banking offices located in Ellijay, East Ellijay, Blue Ridge and Blairsville, and loan production office in Chatsworth. The common stock of Appalachian Bancshares, Inc. is traded on the Nasdaq National Market, under the symbol APAB. For more information, please visit the Company’s website at www.acbanks.net.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by the Company or any person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
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